               THE LOEWEN GROUP INC. BASIC EMPLOYEE SEVERANCE PLAN

1.       PURPOSE.

         The purpose of The Loewen Group Inc. Basic Employee Severance Plan (the "Plan") is to provide severance protection to certain employees designed to counteract the financial uncertainty created by the pending insolvency proceedings involving the Company. The Plan will apply to terminations of employment on or after the Effective Date with respect to each Eligible Employee and on or before the first anniversary of the Confirmation Date.

2.       DEFINITIONS.

         As used throughout the Plan, the following words and phrases shall have the following meanings, unless otherwise clearly or necessarily indicated by context:

         (a)      BOARD.  "Board" means the Board of Directors of the Company.

         (b) CASH SEVERANCE BENEFIT. "Cash Severance Benefit" means the severance benefit described in Section 6(a) of the Plan.

         (c) CAUSE. "Cause" means (i) neglect of duty, dishonesty or misconduct in matters involving the Employer or the performance of services for the Employer, (ii) loss of qualification of licensure, (iii) stealing or unlawful use of Employer property or monies, (iv) continued willful insubordination after reasonable warning or reprimand, (v) commission of a felony or any crime requiring intent or moral turpitude, (vi) a violation of the Employer's anti-harassment or drug use policies or (vii) actively and intentionally pursuing interests of a competitor to the detriment of the financial interests of the Employer.


         (d) CHANGE IN CONTROL. "Change in Control" means any one of the following events:

                  (i) any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

                  (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Confirmation Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Confirmation Date or whose appointment, election or nomination for election was previously so approved or recommended;

                  (iii) there is consummated a merger, consolidation or amalgamation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger, consolidation or amalgamation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 33_% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger, consolidation or amalgamation or (B) a merger, consolidation or amalgamation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (as defined above), directly or indirectly, acquired 25% or more of the combined voting power of the Company's then outstanding securities (not including any securities acquired directly from the Company or its affiliates);

                  (iv) the sale to a purchaser unaffiliated with the Company of all or substantially all of the assets of the Company; or (v) consummation of a plan or plans of reorganization, compromise or arrangement in connection with the insolvency proceedings pending at the date hereof; or

                  (v) consummation of a plan or plans of reorganization, compromise or arrangement in connection with the insolvency proceedings pending at the date hereof.

         (e) COMMITTEE. "Committee" means the Compensation Committee of the Board or such other committee of the Board authorized by the Board to administer the Plan.

         (f)      COMPANY.  "Company" means The Loewen Group Inc.

         (g) CONFIRMATION DATE. "Confirmation Date" means the first to occur of a Change in Control or the effective date of the plan or plans of reorganization, compromise or arrangement confirmed in the insolvency proceedings pending as the date hereof.

         (h) EFFECTIVE DATE. "Effective Date" means the date on which an individual Eligible Employee executes a Release Agreement.

         (i) ELIGIBLE EMPLOYEE. "Eligible Employee" means all full-time Canadian employees of any Employer who have positions with an Employer below the level of funeral home or cemetery manager.

         (j) EMPLOYER. "Employer" means each of the Company and those of its divisions, subsidiaries and operating units, as are set forth on Exhibit A, as such Exhibit may be amended from time to time.

         (k) PAY. "Pay" means (i) in the case of a salaried employee, his or her annualized base salary divided by 52, or (ii) in the case of an hourly employee, his or her hourly straight-time rate of base salary multiplied by 40. Pay shall be determined at the time of termination of employment without reduction for any salary or wage reduction contributions made to an Employer-sponsored plan, and shall exclude commissions, overtime pay, bonuses and any other remuneration.

         (l) QUIT. "Quit" means a termination of the employment relationship initiated by, and voluntary on the part of, the Eligible Employee.

         (m) RELEASE AGREEMENT. "Release Agreement" means an agreement, in a form that is acceptable to the Employer, under which the Eligible Employee, among other things, releases and waives any rights, claims or entitlements that he or she may have at law or under existing employment or consulting agreements or company programs.

3.       COVERAGE PERIOD.

         The Plan is effective as of the Effective Date with respect to Eligible Employees whose employment is terminated by the Employer on or after the Effective Date and on or prior to the first anniversary of the Confirmation Date.

4.       ELIGIBLE EMPLOYEES.

         (a) An employee is eligible to receive severance benefits under this Plan if he or she:

                  (i)      is an Eligible Employee;

                  (ii)     is not a temporary employee;

                  (iii) is not covered by a collective bargaining agreement between the Employer and a labor organization unless such agreement expressly provides for coverage under the Plan;

                  (iv)     is not a consultant or an independent contractor; and

                  (v)      executes a Release Agreement.

         (b) All benefits under this Plan shall be provided in consideration for, and conditioned upon, execution of (i) the Release Agreement and (ii) a release by the Eligible Employee of all current or future claims, known or unknown, arising on or before the date of the release against the Employer and its officers substantially in the form attached hereto as Exhibit
                  B. No
                  severance benefits shall be payable under this Plan unless the employee has returned to the Employer all property of the Employer and any information of a proprietary nature in his or her possession.

5.       COVERED TERMINATION.

         Severance benefits will be payable to an Eligible Employee upon his or her involuntary termination of employment by an Employer, except that in no event shall severance benefits be payable:

         (a) if the Eligible Employee is discharged for Cause, or Quits or otherwise voluntarily terminates his or her employment;

         (b) upon the death of the Eligible Employee during active employment;

         (c)      upon the total and permanent disability of the Eligible
                  Employee;

         (d) if the Eligible Employee's termination is due to the Eligible Employee's failure to timely return to work upon expiration of an authorized leave of absence;

         (e) if the Eligible Employee's termination is due to his or her refusal to transfer from one Employer to another Employer or to another location of the Employer for a reasonably comparable position; provided, however, that an Eligible Employee whose employment is terminated as a result of his or her reasonable refusal to transfer to an affiliate or another Employer location for a reasonably comparable position that is more than 100 miles from his or her current work location shall not be ineligible for severance benefits hereunder by reason of such refusal; or

         (f) if a Change in Control of the Company occurs and the Eligible Employee is offered employment with the successor entity, or if the Company sells or otherwise disposes of the Employer at which the Eligible Employee works and is offered employment with the acquirer or an entity related to the acquirer; provided that an Eligible Employee whose employment is terminated as a result of his or her reasonable rejection of an offer of employment at a location that is (i)(A) more than 100 miles from his or her current work location or (B) for Canadian employees and corporate employees, in a country which is different from the country of his or her current work location and/or (ii) at Pay less than his or her salary with his or her Employer (in the case of all Eligible Employees) shall not be ineligible for severance benefits hereunder by reason of such refusal.


6.       SEVERANCE BENEFIT.

         (a) CASH BENEFITS. The Cash Severance Benefit payable to an Eligible Employee who is entitled to a severance benefit under the terms hereof shall be the amount set forth below or the amount otherwise required by statute to be paid to an Eligible Employee in the event of termination, whichever is greater:

         -------------------------------------- ---------------------- --------------------- ----------------------
                                                     LESS THAN 2           2-9 YEARS OF           10 YEARS OR
                                                       YEARS OF               SERVICE               MORE OF
                                                       SERVICE                                      SERVICE
         -------------------------------------- ---------------------- --------------------- ----------------------
         EMPLOYEES AT OR OVER $60,000 (CDN)          6 weeks Pay           12 weeks Pay          15 weeks Pay
         ANNUAL PAY
         -------------------------------------- ---------------------- --------------------- ----------------------
         EMPLOYEES UNDER $60,000 (CDN) ANNUAL        4 weeks Pay           8 weeks Pay           12 weeks Pay
         PAY
         -------------------------------------- ---------------------- --------------------- ----------------------

         (b) VACATION. Eligible Employees who are entitled to a Cash Severance Benefit shall be entitled to payment of any unused accrued vacation time. Payment for such unused vacation shall be paid in periodic installments corresponding to the employee's normal payroll period as soon as practicable after the date of termination.

         (c) OTHER BENEFITS. Eligible Employees who are entitled to a Cash Severance Benefit shall also be entitled to continued participation in such medical, dental and term life insurance benefit plans of the Employer as permit coverage of former employees at the contribution level in effect for active employees during the period of severance payments, or until subsequently employed by another employer and eligible to receive medical, dental and term life insurance benefits, if sooner, in each case, subject to and in accordance with the terms of the applicable plans.

         (d) FORFEITURE OF BENEFITS. The Company reserves the right in its sole and absolute discretion to cancel all benefits under this Plan in the event an Eligible Employee engages in any activity that the Employer considers detrimental to its interests as determined by the Committee. Activities that the Employer considers detrimental to its interests include, but are not limited to:

                  (i) any effort on the part of the Eligible Employee to recruit or solicit employees of the Employer for employment with another company;

                  (ii) breach of any confidentiality and/or noncompetition covenants to which the Eligible Employee may be subject (through an employment agreement or otherwise);

                  (iii) making materially false or misleading statements about the Employer, the Company or any affiliate thereof or the services, officers or employees of any thereof;

                  (iv) holding himself or herself out as an active employee of the Employer; or

                  (v) breaching any of the terms of the Release Agreement or the termination release described in Exhibit B.

7.       FORM AND TIMING OF SEVERANCE PAYMENTS.

         Severance benefits shall be paid in periodic installments corresponding to the Eligible Employee's normal payroll period commencing as soon as practicable after the employee's termination of employment and utilization of all accrued, unused vacation. Payment shall cease in the event an Eligible Employee (a) accepts full-time employment, or any other employment with another Employer, (b) is rehired by his or her Employer or (c) is offered employment by any Employer at a location that is not more than 50 miles from the location at which he or she last worked at while employed. If the Eligible Employee dies before the end of the installment period, the balance of payments will be paid to the Eligible Employee's estate.

8.       BREACH.

         In the event that an otherwise Eligible Employee breaches any of his or her obligations under the Plan or any other documents or instruments executed herewith (including, without limitation, the Release Agreement), the Company shall have the right to demand the repayment of all or a portion of any amounts paid to the Eligible Employee under the Plan and, in addition, (a) the Company shall have no further obligation to that Eligible Employee pursuant to the Plan and (b) that Eligible Employee shall pay any expenses or damages incurred by the Company or the applicable Employer as a result of said breach, including all costs incurred by the Company or the applicable Employer, including reasonable attorneys' fees, in defending against any claims related to or arising from said breach.

9.       ADMINISTRATION.

         (a) PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

         (b) POWERS AND DUTIES OF COMMITTEE. The Committee shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Committee shall be entitled to rely on the records of the Employer in determining any Eligible Employee's entitlement to and the amount of benefits payable under the Plan.

         (c)      PLAN YEAR. The plan year shall be the calendar year.

         (d) INDEMNIFICATION. Neither the Employers, the Board, the Committee, nor any member of the Board or Committee, nor any officer or employee of any Employer shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. Any action taken or omitted to be taken by any such person in good faith reliance on the advice of any accountant, attorney or other advisor retained by the Committee or the Employer shall be conclusively presumed not to involve gross negligence or willful misconduct. The members of the Board and the Committee and the officers and employees of any Employer shall be indemnified by the applicable Employer with respect to any such liability to the fullest extent permitted by applicable laws, rules and regulations.


10.      CLAIMS AND APPEALS PROCEDURES.

         (a) Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by an Eligible Employee when a written request is made by the claimant or the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Committee.

         (b) The Committee shall provide notice in writing to any Eligible Employee when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 30 days of the receipt by the Committee of the Eligible Employee's claim or, if special circumstances require, and the Eligible Employee is so notified in writing, within 60 days of the receipt by the Committee of the Eligible Employee's claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

                  (i) set forth the specific reasons for the denial of benefits;

                  (ii) contain specific references to Plan provisions relative to the denial;

                  (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Committee; and

                  (iv) advise the Eligible Employee that any appeal of the Committee's adverse determination must be made in writing to the Committee within 60 days after receipt of the initial denial notification, and must set forth facts upon which the appeal is based.

         (c) If notice of the denial of a claim is not furnished within the time periods set forth above, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review procedures set forth below. If the Eligible Employee fails to appeal the Committee's denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Committee's determination shall become final and conclusive.

         (d) If the Eligible Employee appeals the Committee's denial of benefits within the established time frame, the Committee shall re-examine all issues relevant to the original denial of benefits. Any such claimant, or his or her duly authorized representative may review any pertinent documents, as determined by the Committee, and submit in writing any issues or comments to be addressed on appeal.

         (e) The Committee shall advise the Eligible Employee and such individual's representative of its decision which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 30 days of receipt of the written appeal, unless special circumstances require an extension of such 30 day period for not more than an additional 30 days. Where such extension is necessary, the claimant shall be given written notice of the delay. If the decision on review is not furnished within the time set forth above, the claim shall be deemed denied on review.

         (f) Any dispute, controversy or claim arising out of or relating to any Plan benefit, including, without limitation, any dispute, controversy or claim as to whether the decision of the Committee respecting the benefits under this Plan or interpretation of this Plan is arbitrary and capricious, that is not settled in accordance with the procedures outlined in this Section, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution or the Rules of the Arbitration and Mediation Institute of Canada, as appropriate. Before resorting to arbitration, an aggrieved Eligible Employee must first follow the review procedure outlined in this Section of the Plan. If there is still a dispute after the procedures in this Section have been exhausted, the Eligible Employee must request arbitration in writing within the limitations period set by applicable state, provincial or federal law.


                  The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA") or the Arbitration and Mediation Institute of Canada ("AMI"), as applicable. The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules or similar process of the AMI, except that, if the parties fail to select an arbitrator from one or more panels, neither AAA nor AMI shall have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

                  All fees and expenses of the arbitration, including a transcript if requested, will be shared by the parties equally. The arbitrator shall have no power to amend, add to or subtract from this Plan. The award shall be admissible in any court or agency action seeking to enforce or render unenforceable this Plan or any portion thereof. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable or such other legislation as may be applicable in the jurisdiction where the Eligible Employee ordinarily is a resident.

11.      UNFUNDED OBLIGATION.

         All benefits payable under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer of the Eligible Employee. This Plan shall constitute solely an unsecured promise by each Employer to pay severance benefits to employees to the extent provided herein.

12.      INALIENABILITY OF BENEFITS.

         No Eligible Employee shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

13.      WITHHOLDING.

         The Employer shall have the right to withhold from any amounts payable under this Plan such federal, state, provincial and local taxes or any other amounts that may be required by law to be withheld.

14.      AMENDMENT OR TERMINATION.

         The Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of an employee. However, no amendment or termination shall adversely affect the rights of any Eligible Employee whose employment terminates prior to such amendment or termination. In addition, the Plan may not be amended so as to reduce the benefits payable, or terminated, prior to the first anniversary of the Confirmation Date. However, any employee whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any employee whose employment continues after termination of the Plan shall have no right to a benefit under the Plan.

15.      PLAN NOT A CONTRACT OF EMPLOYMENT; EMPLOYER'S POLICIES CONTROL.

         Nothing contained in this Plan shall give an Eligible Employee the right to be retained in the employment of an Employer. This Plan is not a contract of employment between the Employer and any Eligible Employee.

         Any dispute involving issues of employment other than claims for benefits under this Plan shall be governed by the appropriate employment dispute resolution policies and procedures of the Employer.

16.      ACTION BY AN EMPLOYER.

         Unless expressly indicated to the contrary herein, any action required to be taken by the Employer may be taken by action of its board of directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the board of directors or any such officer.

17.      GOVERNING LAW.

         The Plan shall be governed by and construed in accordance with the laws of the jurisdiction in which the Eligible Employee ordinarily is a resident.

18.      SEVERABILITY.

         If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

19.      SUCCESSORS.

         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree expressly to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         IN WITNESS WHEREOF, the Company has caused this Plan to be adopted on the _____ day of October, 1999.

                                                     THE LOEWEN GROUP INC.


                                                     By:______________________

                                                                     EXHIBIT A

                             PARTICIPATING EMPLOYERS

                                                                     EXHIBIT B

                           FORM OF TERMINATION RELEASE

                  In consideration of the payments to me under The Loewen Group Inc. Basic Employee Severance Plan (the "Plan"), I do hereby waive and do hereby unconditionally release, knowingly and willingly, The Loewen Group Inc. and its subsidiaries, affiliates, successors, predecessors, employees, agents, directors and officers, past and present, stockholders and estates (the "Company") from any and all claims of any nature whatsoever I have arising out of my employment and/or the termination of my employment with the Company or any of its subsidiaries or affiliates, including, but not limited to the following: any claims that I have for wrongful dismissal or breach of contract or claims arising under or in connection with the EMPLOYMENT STANDARDS ACT or any amended or successor legislation, any claims under human rights legislation or claims for mental or physical disability or sickness or for insurance benefits and including all loss or damage not now known or anticipated but which may arise in the future.

                  In exchange for the said consideration, I agree that I will not make any claim or take any proceeding in respect of any matter covered by this release against any other person who or corporation which might claim contribution or indemnity from the Company.

                  I hereby undertake and agree to indemnify the Company from and against all claim or demands arising under the INCOME TAX ACT (CANADA) for or in respect of withholding taxes which may arise from payments to me under the Plan and any interest or penalties relating thereto and any reasonable costs or expenses incurred in defending such claims or demands.

                  This Release shall in all respects be interpreted, enforced and governed under the laws of the Province of [INSERT PROVINCE]. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

                  I have had the opportunity to seek independent legal advice and execute this Release freely, voluntarily and not under any duress.

                  The terms of this Release shall be considered separate from each other, and if any shall be found to be invalid, it shall not affect the validity of the remaining terms.

                  IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed and delivered this Release on the date set forth below.

Date:_________________________________      __________________________________

                                            Name of Employee